APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	Financial Dynamics Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES PRELIMINARY UNAUDITED FOURTH QUARTER AND FISCAL 2010 RESULTS

~ Charges Expected to Significantly Impact Results ~

~ Company to Hold Conference Call Today ~

Paramus, NJ – March 15, 2010 -- Movado Group, Inc. (NYSE: MOV), today announced preliminary unaudited results for the fourth quarter and fiscal year ended January 31, 2010.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our performance was negatively affected by a number of charges we expect to record in the fourth quarter as a result of the unprecedented level of U.S. jewelry retailers closing their operations and liquidating inventory as well as actions we have taken to more closely manage our business within this environment. Importantly, throughout the year we have taken steps to strengthen our Company by improving our financial position, increasing our net cash position to approximately $60 million from $22 million last year and delivering in excess of approximately $30 million in cash flow from operations. Further, we are addressing both the challenges and opportunities we see in the current marketplace. We anticipate the upcoming year will be one of increasing investment in our brands and we have renewed our focus on growth moving forward. As we look ahead into fiscal 2011, we plan to substantially increase our marketing and advertising to elevate our connection with consumers. We believe that the management change we announced today, which includes realigning responsibilities between Rick Coté and me, will enhance our ability to carry out our plans for the Company while benefiting our key stakeholders.”

Fourth Quarter Fiscal 2010

For the fourth quarter, net loss, adjusted to reflect the items discussed below, is expected to range from $7.0 million to $8.0 million, or $0.28 to $0.32 per diluted share, compared to an adjusted net loss of $8.8 million, or $0.36 per diluted share, in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, the Company anticipates a fourth quarter 2010 net loss in the range of $23.6 million to $24.6 million, or $0.96 to $1.00 per diluted share, which is expected to include the following items: (i) a pre-tax, non-cash reserve of approximately $8.8 million, or $0.28 per diluted share, primarily related to excess non-core component inventory; (ii) a pre-tax, non-cash impairment charge of approximately $7.6 million, or $0.29 per diluted share, primarily related to the write down of certain assets of its Movado boutiques and tradeshow booths for the Basel Fair; and (iii) a tax provision that includes a non-cash deferred tax expense of approximately $11.1 million, or $0.45 per diluted share, related to a valuation allowance on net deferred tax assets, partially offset by a cash income tax benefit of approximately $8 million, or $0.32 per diluted share, attributable to the recent U.S. tax law changes increasing the net operating loss carry back period to five years. This compares to a net loss of $22.8 million, or $0.93 per diluted share in the fourth quarter of fiscal 2009, which included one-time items totaling $14 million, or $0.57 per diluted share.

Net sales in the fourth quarter of fiscal 2010 are expected to be approximately $92 million compared to $94 million in the fourth quarter of fiscal 2009. The expected 2% decrease is primarily the result of the challenging macroeconomic environment and the Company’s proactive sales management in light of industry liquidation and credit risks.

Adjusted EBITDA for the fourth quarter is expected to range from a loss of $8.9 million to $9.9 million compared to adjusted EBITDA loss of $9.1 million in fiscal 2009. Including the aforementioned items, EBITDA in the fourth quarter of fiscal 2010 is expected to range from a loss of $24.6 million to $25.6 million compared to a loss of $19.1 million in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures).

Fiscal 2010

For fiscal 2010, the Company expects adjusted net loss to range from $11.9 million to $12.9 million, or $0.48 to $0.53 per diluted share, compared to adjusted net income of $16.4 million, or $0.64 per diluted share in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, the Company anticipates a net loss in the range of $54.6 million to $55.6 million, or $2.23 to $2.27 per diluted share, which includes: (i) the aforementioned items recorded in the fourth quarter related to the reserve for excess non-core component inventory and asset write downs totaling approximately $16.4 million pre-tax, or $0.57 per diluted share; (ii) a pre-tax charge in interest expense of approximately $1.3 million, or $0.03 per diluted share, related to the refinancing and repayment of the Company’s former credit and note agreements that was recorded in the second quarter of fiscal 2010; (iii) a pre-tax charge of approximately $2.4 million, or $0.06 per diluted share, for sales of excess discontinued product; and (iv) a tax provision that includes a non-cash deferred tax expense of approximately $34.5 million, or $1.41 per diluted share, related to a valuation allowance on net deferred tax assets, partially offset by a cash income tax benefit of approximately $8 million, or $0.33 per diluted share, attributable to the recent U.S. tax law changes. This compares to net income of $2.3 million, or $0.09 per diluted share, in fiscal 2009, which included one-time items, totaling $14.1 million, or $0.55 per diluted share.

Net sales for fiscal 2010 are expected to be approximately $378 million compared to $461 million in fiscal 2009. The expected 18% decrease is primarily the result of the challenging macroeconomic environment, retailer destocking which occurred throughout the year, and proactive sales management in light of industry liquidation and credit risks. Net sales for the year are expected to include approximately $14.6 million of excess discontinued inventory.

Adjusted EBITDA for fiscal 2010 is expected to range from $0.1 million to $1.1 million compared to adjusted EBITDA of $37.5 million in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures). Including the aforementioned items, EBITDA is expected to range from a loss of $17.7 million to $18.7 million compared to EBITDA of $21.9 million in fiscal 2009.

The Company’s previous guidance for fiscal 2010 had estimated a 20% sales decline for the year and net loss per share in the range of approximately $1.40 per diluted share to $1.50 per diluted share on a GAAP basis, including a $0.94 non-cash tax charge; an $0.08 charge for the sale of excess discontinued product; and a $0.03 charge for debt financing. The guidance was predicated on a revised sales outlook taking into consideration the higher than anticipated level of inventory destocking and industry liquidation sales related to retailers going out of business. The Company’s previous guidance had assumed no new unusual charges for the fourth quarter of fiscal 2010.

The Company anticipates its net cash position at the end of fiscal 2010 will be approximately $60 million, up from $21.6 million at the end of fiscal 2009. For fiscal 2010, the Company also expects cash flow from operations will be approximately $30 million to $35 million. Additionally, the Company will have reduced its total debt at year-end to approximately $10 million, down from $65 million at the end of the prior fiscal year.

Fiscal 2011 Guidance

Rick Coté, President and Chief Operating Officer, stated, “We are focused on executing the strategies that will allow us to return to sustainable top-line growth which will be the driver for us to achieve our profitability objectives long-term. We will build our business within our core portfolio of brands -- Movado, Ebel and ESQ by Movado -- through a renewed focus on product innovation, an improved execution of product segmentation and pricing, and an increased investment in marketing to strengthen our brands’ position in the marketplace. We will continue to execute our successful growth strategies within our strong licensed brand portfolio. We will also focus on strategies to reduce the negative contribution in the areas of our business that are underperforming. As we look further ahead, our management team is focused on evaluating our long-term business plans to incorporate the changed consumer and market environments and we expect to share our multi-year growth plan with our investors mid-year. We are confident that there are many promising opportunities ahead for our strong portfolio of brands.”

The Company also provided its guidance for fiscal 2011 and anticipates that it will improve adjusted EBITDA from a slight gain in fiscal 2010 to range between $15 million and $20 million in fiscal 2011. With the requirement to record a tax valuation allowance, the Company anticipates recording a tax expense in fiscal 2011 and therefore expects to report a net loss for the year. On a GAAP basis, the Company anticipates a net loss in the range of $5 million to $10 million, or $0.20 to $0.40 per diluted share. This guidance is predicated on a 10% to 15% sales increase for the year (excluding fiscal 2010 excess discontinued product sales) and an increase in operating expenses due to the Company’s investments in brand building. The Company’s guidance assumes no unusual charges for fiscal 2011.

Conference Call Information

The Company’s management will host a conference call today at 5 p.m. ET to discuss today’s announcements. To access the call, please dial 888-694-4702 (domestic) or 973-582-2741 (international). A replay of this call will be available through March 22, 2010 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); passcode 62998048. A live broadcast of the call will also be available on the Company’s website: www.movadogroup.com. The call will be archived online within one hour of the completion of the call.

The Company plans to release its fourth quarter and full year results as previously planned before the market opens on Thursday, April 1, 2010. The Company will also host a conference call that day at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2010 financial results as well as its fiscal 2011 outlook.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

The Company is presenting adjusted net income (loss), which is net income (loss) excluding sales of excess discontinued product, non-cash reserves related to excess non-core component inventory, the write down of certain assets of its Movado boutiques and tradeshow booths for the Basel Fair, severance related expenses, refinancing related expenses, the tax provision related to the valuation allowance on net deferred tax assets and the income tax benefit attributable to the recent U.S. tax law change increasing the net operating loss carryback period to five years because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented.

The Company is presenting adjusted EBITDA, which is adjusted net income (loss) excluding interest, taxes, depreciation and amortization because the Company believes that adjusted EBITDA is a useful performance measure for assessing the performance of the Company’s ongoing operating activities, as it reflects the Company’s earnings trends without the impact of certain non-cash charges and is frequently used by investors and other interested parties in the evaluation of companies in our industry.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategy, the ability of the Company’s brand strategy to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, the ability of the Company’s U.S. operations to generate sufficient income to use accumulated tax losses, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

MOVADO GROUP, INC.

Reconciliation Tables

(in millions, except per share data)

(Unaudited)

	Three Months Ended January 31,				Twelve Months Ended January 31,
	Estimated 2010			2009	Estimated 2010			2009
Operating (loss) / income (GAAP)	($29.0)	-	($30.0)	($24.0)	($36.5)	-	($37.5)	$3.4
Sales of excess discontinued inventory (1)		(0.7)		-		2.4		-
Inventory reserves (2)		8.8		-		8.8		-
Severance related expenses (3)		-		5.5		-		11.1
Asset write-downs (4)		7.6		4.5		7.6		4.5
Adjusted operating (loss) / income (non-GAAP)	(13.3)	-	(14.3)	(14.0)	(17.7)	-	(18.7)	19.0

Depreciation and amortization		4.4		4.9		18.8		18.5
Adjusted EBITDA (non-GAAP)	($8.9)	-	($9.9)	($9.1)	$1.1	-	$0.1	$37.5

	Three Months Ended January 31,				Twelve Months Ended January 31,
	Estimated 2010			2009	Estimated 2010			2009
Net (loss) / income (GAAP)	($23.6)	-	($24.6)	($22.8)	($54.6)	-	(55.6)	$2.3
Sales of excess discontinued inventory (1)		(0.4)		-		1.5		-
Inventory reserves (2)		6.9		-		6.9		-
Severance related expenses (3)		-		3.8		-		7.6
Asset write-downs (4)		7.0		2.8		7.0		2.8
Refinancing expenses and fees (5)		-		-		.8		-
Tax adjustments (6)		11.1		7.4		34.5		3.7
Tax law changes (7)		(8.0)		-		(8.0)		-
Adjusted net (loss) / income (non-GAAP)	($7.0)	-	($8.0)	($8.8)	($11.9)	-	($12.9)	$16.4

Adjusted net (loss) / income per share (non-GAAP)	($0.28)	-	($0.32)	($0.36)	(0.48)	-	(0.53)	0.64
Weighted diluted average shares outstanding		24.6		24.5		24.5		25.6

(1)	Losses associated with sales of excess discontinued inventory
(2)	Non-cash reserve primarily for excess non-core component inventory.
(3)	Charges related to the implementation of the Company’s expense reduction plans
(4)

Amounts in current year primarily represent non-cash impairment charges related to Movado boutiques and the write-down of certain assets rleated to trade booths for the Basel Fair. Amounts in the prior year represent non-cash impairment charges related to the Movado boutiques.

(5)

Expenses and fees associated with the refinancing and repayment of the Company’s former credit and note agreements which included a non-cash pre-tax charge of $0.2 million related to the accelerated recognition of deferred financing costs and a pre-tax charge of $1.1 million for fees due to the former lenders. Both charges were recorded in Interest Expense on the Consolidated Statements of Income.

(6)

Actual taxes in the current period primarily reflect a non-cash charge to record valuation allowances on the Company’s net deferred tax assets as necessary. Actual taxes in the prior period include a $7.4 million charge on the future repatriation of foreign earnings. Additionally, taxes recorded in the prior year twelve month period reflect utilization of the acquired Ebel net operating loss tax carryforward.

(7)	Income tax benefit attributable to the recent tax law changes increasing the net operating loss carryback period to five years.